Exhibit 10.25

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of the 25th day of November, 2008 (the “Effective Date”), between Pro-Pharmaceuticals, Inc., a Nevada corporation (“Licensor”) and Medi-Pharmaceuticals, Inc., a Nevada corporation (“Licensee”).

The parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.

1.1	“Intellectual Property” means any and all patents, research data, chemical or molecular designs and other intellectual rights of any kind or nature now or hereafter owned by or licensed to Licensor (in the case of intellectual property rights licensed to Licensor by a third party, to the full extent that Licensor is authorized to grant sublicenses with respect thereto) relating to Licensor’s library of proprietary polysaccharides, together with any and all software, online (Internet) content, web-based content, documentation or other tangible or electronic embodiments of any of the foregoing.

1.2	“Licensed Rights” means the Intellectual Property and Licensee Improvements, as they may exist from time to time.

1.3	“Licensee Improvements” means any invention, idea, know-how, addition, extension, or modification conceived, developed or invented by Licensee that is primarily and materially dependent upon and utilizes the Intellectual Property, whether or not patentable or otherwise protectable as intellectual property.

1.4	“Net Revenues” means the revenues actually received by Licensee solely from the sale, use, display, license or other economic exploitation of the Licensed Rights strictly within the scope and in accordance with the license described in Section 2.1 hereof, less (i) third party marketing and sales expenses and distribution costs (ii) shipping and taxes (if a part of the gross sales price so invoiced), and (iii) net of refunds, discounts, or other financial settlements which are given by Licensee in the ordinary course.

Section 2. License and Compensation.

2.1	License. Licensor hereby grants to Licensee an irrevocable (except as provided in sections 4.1 and 4.2 hereof), exclusive, worldwide perpetual license to use the Licensed Rights solely and strictly in the evaluation, clinical development, marketing and otherwise commercially exploiting, alone or in combination with other drugs, of products, regiments and procedures for pharmaceutical activity and/or clinical benefit in the prevention and/or the cure of heart diseases.

2.2	Advance Payment. Subject to the terms and conditions of this Agreement, in consideration of the grant of the License, Licensee shall pay Licensor, on or before May 30, 2009, a one-time advance payment in cash of One Million Dollars ($1,000,000.00) (the “Advance Payment”).

2.3	Royalty. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Licensee shall pay to Licensor a royalty equal to five percent (5%) of the Net Revenues, except that such royalty shall be increased to ten percent (10%) of the Net Revenues realized by Licensee from a Licensed Right based on a divisional patent and a DMF (based on a GMD) obtained by Licensor, at its option, and licensed to Licensee hereunder. All such royalty payments shall be payable quarterly on or before the fifteenth (15th) day after the quarter during which the Net Revenues giving rise to such royalty payment were generated. In the event of any refunds, credits, discounts or other financial settlement by Licensee in favor of any customer or in the event a credit card charge is denied or not paid by the credit card issuer, in respect to any Net Revenues for which royalty payments have been paid or are payable hereunder, Licensor hereby authorizes Licensee to deduct and retain from royalties subsequently payable the amount of royalties attributable to such refunds, credits, discounts, or other financial settlement or failure to receive credit card payments for any reason. All payments to Licensor shall be accompanied by an accounting of the basis for such payment, identifying the source and amount of applicable revenue so received by the Licensee. The royalty payable to Licensor under this Agreement shall terminate and cease immediately upon termination of this Agreement for any reason whatsoever.

Section 3. Related Matters.

3.1	Delivery of Embodiments of the Intellectual Property. Licensor shall deliver to Licensee within ten (10) business days after the date hereof, in such form and on such media as the parties may agree, all software, documentation or electronic or tangible embodiments of the Intellectual Property that have been created, developed or acquired by Licensor as of the date hereof. Licensor shall deliver or otherwise make available to Licensee such software, documentation or electronic or tangible embodiments promptly after any request is made by Licensee with respect to any particular item that Licensor has not theretofore delivered or otherwise made available to Licensee.

3.2	Infringement by Third Parties. If any party becomes aware of any product or activity of any third party that may involve infringement or violation of any Licensed Rights, then such party shall promptly notify the other party in writing of the possible infringement or violation. Licensee may in its sole discretion decide whether to take action or not to prosecute such infringement. If Licensee elects to take action, Licensor shall reasonably cooperate therewith, including by joining as a party. In such regard, Licensor shall, upon reasonable notice, use its best efforts to have any of its employees, officers, directors, managers, agents and other representatives testify when requested by the Licensee and, on reasonable notice, shall use its best efforts to make available to the Licensee all relevant records, papers, information, samples, specimens and the like.

If the Licensee does not, within ninety (90) days after receipt of notice of the possible infringement, commence action directed toward restraining or enjoining such infringement, Licensor may take such legally permissible action as it deems necessary or appropriate to enforce the Licensor’s and Licensee’s rights and restrain such infringement at Licensor’s expense. If Licensor elects to take action, Licensee shall reasonably cooperate therewith, including by joining as a party if requested.

3.3	Claims Against the Parties. If at any time a claim is made or an action is brought against Licensee, its affiliates or customers, or Licensor, its affiliates or assigns by a third party alleging infringement of any patent or other intellectual property right by reason of Licensee’s exercise of the Licensed Rights, Licensee shall promptly inform Licensor upon receiving notice of such claim. Licensor and Licensee shall confer together to consider appropriate actions for avoiding infringement of such third party’s patent or of defending such claim or action. Licensee shall defend, indemnify and hold Licensor and its officers, directors, shareholders, agents, employees and assigns (collectively. “Indemnified Parties”) harmless from and against all claims, damages or other liabilities asserted by or payable to third parties, including settlements (and reasonable attorneys’ fees and costs incurred by the Indemnified Parties) on account thereof.

3.4	Warranty. Licensor hereby represents and warrants to Licensee that none of the Licensed Rights violates the intellectual property rights of any third party whatsoever.

Section 4. Termination.

4.1	Termination of License. Licensor may terminate this Agreement and the license granted hereunder solely (a) if the Advance Payment is not timely made or (b) upon the permanent cessation of substantially all of Licensee’s business pertaining to the Licensed Rights. Until such termination, Licensor shall not engage in any effort to commercialize the Intellectual Property in competition with Licensee.

4.2	Effect of Termination. Upon termination of this Agreement, the license granted hereby shall terminate and Licensee shall immediately cease to exercise the Licensed Rights. Within thirty (30) days after termination, Licensee shall return to Licensor or, if so instructed by the Licensor, destroy all copies of documentation in Licensee’s possession at the time of termination relating to the Licensed Rights. Upon Licensor’s request, Licensee shall certify to Licensor in writing that, to the best of Licensee’s knowledge, Licensee has complied with this Section 4.2.

4.3	Survival. Sections 1 (Definitions), 3.4 (Warranty), 4.2 (Effect of Termination), and 5 (General Provisions) hereof, shall survive any expiration or termination of this Agreement.

Section 5. General Provisions.

5.1	Relationship of the Parties. Nothing in this Agreement is to be construed as creating an agency, partnership, or joint venture relationship between Licensor and Licensee.

5.2	Entire Agreement. This Agreement represents the entire agreement between the Licensor and Licensee with respect to the subject matter hereof and shall supersede all prior agreements and communications of the parties, oral or written.

5.3	Amendment, Waiver and Instructions. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by both parties. The waiver by any party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

5.4	Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

5.5	Successors and Assigns. This Agreement and the license granted hereunder may not be assigned by Licensee, in whole or in part, without the prior written consent of the Licensor, unless the assignee explicitly assumes the obligations of Licensee hereunder to Licensor’s reasonable satisfaction, and may be assigned by Licensee without Licensor’s consent to a successor to all or substantially all the assets and business of Licensee. Notwithstanding the foregoing sentence, Licensee may create limited licenses to its manufacturers and others to the extent Licensee determines that such limited license is necessary or appropriate in its efforts to commercialize the Licensed Rights. This Agreement may be assigned by Licensor without the consent of Licensee. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the permitted successors and assigns of each party.

5.6	Notices. All notices, requests, consents and other communications which are required or permitted hereunder shall be in writing, and shall be delivered by registered U.S. mail, postage prepaid (effective upon receipt) at the addresses set forth on the signature page. Notice of change of address shall be given in the same manner as other communications.

5.7	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.8

Taxes. Licensee is solely responsible for the payment of any taxes (including sales or use taxes, intangible taxes and property taxes and any taxes which may be owing in respect of the transactions enabled through use of the Licensed Rights)

resulting from Licensee’s acceptance of this Agreement and possession or exercise of the Licensed Rights, exclusive of taxes based on the Licensor’s net income.

5.9	Headings. The section headings contained in this Agreement are included for convenience only, and shall not limit or otherwise affect the terms of this Agreement.

5.10	Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

Pro-Pharmaceuticals, Inc.		Medi-Pharmaceuticals, Inc.

By:	/s/ Anthony Squeglia	By:	/s/ David Platt
Name:	Anthony Squeglia	Name:	David Platt
Title:	Chief Financial Officer	Title:	President

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02459

December 15, 2008

Mr. Frank J. Garofalo

President

Medi-Pharmaceuticals, Inc.

c/o Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, MA 02459

Dear Frank:

This letter is intended to clarify certain matters in connection with the License Agreement, dated November 25, 2008, by and between Pro-Pharmaceuticals, Inc. and Medi-Pharmaceuticals, Inc., respectively the Licensor and Licensee under the Agreement. Capitalized terms in this letter have the meanings given them in the Agreement.

1. The parties acknowledge that as of the Effective Date galactose-branched polysaccharides (“G-B Polysaccharides”), whether developed or under development, constitutes the item(s) of Intellectual Property subject to the license granted under Section 2.1 of the Agreement (the “License”). The foregoing does not preclude the parties from identifying additional matters, whether future developments of G-B Polysaccharides or otherwise, that constitute Intellectual Property subject to the License.

2. To the extent the compositions and their manufacturing process of any G-B Polysaccharides are covered by one or more existing or future patents owned by, or patent applications in prosecution by, Licensor and within the scope of the Intellectual Property, or referred to in Drug Master File (“DMF”) filed by Licensor with the U.S. Food and Drug Administration, Licensee may refer, in any application or other document it submits to a regulatory agency (e.g., in connection with pre-clinical studies to screen and establish proof of concept), to, as applicable, such patent(s), patent application(s) after publication thereof, or DMF.

3. Licensee may file one or more continuations-in-part with the U.S. Patent and Trademark Office or foreign patent agencies based on Licensee Improvements arising from Licensor patents or patent applications within the scope of the Intellectual Property, including with respect any use of G-B Polysaccharides.

4. As of the Effective Date, there was no software, documentation or electronic or tangible embodiments of G-B Polysaccharrides to be delivered pursuant to Section 3.1 of the Agreement. Section 3.1 creates an obligation to deliver embodiments of Intellectual Property only when and if such embodiments exist.

5. For avoidance of confusion, the Advance Payment obligation under Section 2.2 exists whether or not a delivery of any embodiments of Intellectual Property occurs on or before May 30, 2009.

Please indicate your assent to the foregoing by signing below and returning a signed copy of this letter to our records.

Very truly yours,

/s/ Anthony D. Squeglia
Anthony D. Squeglia Chief Financial Officer

Assented to: Medi-Pharmaceuticals, Inc.

By:	/s/ Frank J. Garofalo
Frank J. Garofalo, President